Exhibit 99.3

Reconciliation of FFO and Recurring FFO Guidance to Net Income

December 31, 2009 and 2010

All numbers are per share except weighted average shares

Funds From Operations Guidance:	Full Year 2009		Full Year 2010

Net income attributable to common stockholders	($0.69)	($0.64)	$0.12	$0.34

Adjustments to reconcile net income to FFO:
Depreciation expense and amortization	1.94	1.94	2.00	2.00
Loss (gain) on sale of operating properties	(0.22)	(0.22)	—	—

Funds From Operations	$1.02	1.07	$2.12	2.34

Adjustments to reconcile FFO to Recurring FFO:
All non-recurring items as defined below	1.57	1.57	(0.00)	(0.02)

Recurring Funds From Operations	$2.59	2.64	$2.11	2.31

Weighted average shares (000’s)	77,192		81,086

Regency considers FFO to be an accurate benchmark to its peer group and a meaningful performance measurement for the company because it excludes various items in net income that do not relate to or are not indicative of the operating performance of the ownership, management and development of real estate. FFO is defined by the National Association of Real Estate Investment Trusts generally as net income attributable to common stockholders (computed in accordance with GAAP), (1) excluding real estate depreciation and amortization and gains and losses from sales of operating properties (excluding gains and losses from the sale of development properties or land), (2) after adjustment for unconsolidated partnerships and joint ventures computed on the same basis as item 1 and (3) excluding items classified by GAAP as extraordinary.

Regency also provides “Recurring FFO” for the purpose of excluding those items considered non-recurring that are included within FFO. Non-recurring income would include transaction profits, net, which is comprised of development and outparcel gains, and non-recurring transaction fees such as promote income, net of dead deal costs and applicable income taxes. Non-recurring expenses would include provisions for impairment, restructuring charges, losses on early debt stock extinguishments, and other significant one-time charges considered non-recurring.